Exhibit 99.1

Gulf Island Fabrication, Inc. Announces the Award of The Second MinDOC T3 Hull

HOUMA, La.--(BUSINESS WIRE)--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced it has received, through Gulf Marine Fabricators, a letter of intent from Bluewater Industries, Inc., who has contracted with ATP Oil and Gas Corporation (“ATP”), for the second MinDOC T3 hull for ATP’s Telemark Hub deepwater development project. The backlog referenced in Gulf Island Fabrication’s earnings release dated April 23, 2008, includes the estimated contract value and associated man-hours for the second MinDOC T3 hull.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs, FPSOs and MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore, and offshore scaffolding and piping insulation services and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer